As filed with the Securities and Exchange Commission on November 16, 2004

Registration No. 333- ________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

______________________

SYNERON MEDICAL LTD.
(Exact name of registrant as specified in its charter)

State of Israel	Not applicable
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)

Industrial Zone
Yokneam Illit, 20692
P.O.B. 550 Israel
(Address of principal executive offices)

Share Option Plan 2003
2004 Israel Stock Option Plan
2004 Stock Incentive Plan
(Full title of the Plan(s))

_______________________________
 Syneron Inc.
1104 Heinz Drive, Unit B
East Dundee, Illinois 60118
(Name and address of agent for service)

(847) 783-6690
(Telephone number, including area code, of agent for service)

Copy to:

Bruce A. Mann
Morrison & Foerster LLP
425 Market Street
San Francisco, California 94105
(415) 268-7584
_______________________________

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum	Amount of
	Amount to	offering price	aggregate offering	registration fee
Title of Securities to be Registered	be registered (1)	per share (5)	price (5)

Ordinary Shares, par value NIS 0.01
per share	5,159,932 shares (2)	$0.0735	$379,255	$49

Ordinary Shares, par value NIS 0.01
per share	1,000,000 shares (3)	$27.61	$27,610,00	$3,498

Ordinary Shares, par value NIS 0.01
per share	1,000,000 shares (4)	$27.61	$27,610,00	$3,498

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above-referenced plan.

(2)	This total represents the amount of shares authorized to be issued under the Registrant’s Share Option Plan 2003.

(3)	This total represents the amount of shares authorized to be issued under the Registrant’s 2004 Israel Stock Option Plan.

(4)	This total represents the amount of shares authorized to be issued under the Registrant’s 2004 Stock Incentive Plan.

(5)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices reported on the Nasdaq National Market on November 9, 2004.

PART I

INFORMATION REQUIRED IN THE
SECTION 10(A) PROSPECTUS

     The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

1

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by the Registrant with the Commission are incorporated by reference herein:

     a.     The Registrant’s Report of Foreign Private Issuer on Form 6-K filed with the Commission on August 18, 2004.

     b.     The Registrant’s prospectus pursuant to Rule 424(b) filed on August 6, 2004.

     c.     All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the audited financial statements described in (a) above.

     d.     The description of the Registrant’s Ordinary Shares contained in the Registrant’s Statement on Form 8-A, filed July 26, 2004 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     The Registrant’s articles of association allow it to indemnify, exculpate and insure its office holders to the fullest extent permitted by the Israeli Companies Law of 1999, or the Companies Law, provided that procuring such insurance or providing such indemnification or exculpation is approved by the audit committee and the board of directors, as well as by the shareholders where the office holder is a director. The Registrant’s articles of association also allow it to insure or indemnify any person who is not an office holder, including any employee, agent, consultant or contractor who is not an office holder.

     An office holder is defined in the Companies Law as any director, managing director, general manager, chief executive officer, executive vice president, vice president, other manager directly subordinate to the general manager or any other person assuming the responsibilities of any of these positions regardless of that person’s title.

     Under the Companies Law, a company may indemnify an office holder in respect of some liabilities, either in advance of an event or following an event. If a company undertakes to indemnify an office holder in advance of an event, the indemnification must be limited to foreseeable types of events and reasonable amounts, as determined by the board of directors.

     Under the Companies Law, a company may indemnify an office holder against any monetary liability incurred in his or her capacity as an office holder whether imposed on him or her in favor of another person pursuant to a judgment, a settlement or an arbitrator’s award approved by a court. A company also can indemnify an office holder against reasonable litigation expenses including attorneys’ fees, incurred by him or her in his or her capacity as an office holder, in proceedings instituted against him or her by the company, on its behalf or by a third-party, in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for a crime that does not require proof of criminal intent.

     Under the Companies Law, a company may obtain insurance for an office holder against liabilities incurred in his or her capacity as an office holder. These liabilities include a breach of duty of care to the company or a third-party, a breach of duty of loyalty and any monetary liability imposed on the office holder in favor of a third-party.

     A company may exculpate an office holder for a breach of duty of care, but only in advance of that breach. A company may not exculpate an office holder from a breach of duty of loyalty towards the company.

     Under the Companies Law, however, an Israeli company may only indemnify or insure an office holder against a breach of duty of loyalty to the extent that the office holder acted in good faith and had reasonable grounds to assume that the action would not prejudice the company. In addition, an Israeli company may not indemnify, insure or exculpate an office holder against a breach of duty of care if committed intentionally or recklessly, or committed with the intent to derive an unlawful personal gain, or for a fine or forfeit levied against the office holder in connection with a criminal offense.

     The Registrant’s audit committee, board of directors and shareholders have resolved to indemnify its office holders to the extent permitted by law and by the articles of association for liabilities not covered by insurance and that are of certain enumerated types of events, subject to an aggregate sum equal to 50.0% of the shareholders equity outstanding at the time a claim for indemnification is made.

Item 7. Exemption From Registration Claimed.

     Not applicable.

Item 8. Exhibits.

5.1	Opinion of Primes, Shiloh, Givon, Meir - Law Firm

23.1	Consent of Primes, Shiloh, Givon, Meir - Law Firm (contained in Exhibit 5.1)

23.2	Consent of Kost Forer Gabbay & Kasierer

24.1	Power of Attorney (see Signature Page)

Item 9. Undertakings.

     (a)     The undersigned Registrant hereby undertakes:

               (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

               (2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of the expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant, Syneron Medical Ltd., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on November 16, 2004.

SYNERON MEDICAL LTD.

By:	/s/ Moshe Mizrahy

Moshe Mizrahy
Chief Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Moshe Mizrahy and Shimon Eckhouse, and each of them, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming the said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Moshe Mizrahy	Chief Executive Officer and Director	November 16, 2004
(Principal Executive Officer)
Moshe Mizrahy

/s/ Dr. Michael Kreindel	Chief Technology Officer and Director	November 16, 2004

Dr. Michael Kreindel

/s/ Yoram Sadeh	VP Finance	November 16, 2004
(Principal Accounting Officer)
Yoram Sadeh

/s/ Dr. Shimon Eckhouse	Chairman of the Board and Director	November 16, 2004

Dr. Shimon Eckhouse

/s/ David Schlachet	Chief Financial Officer	November 16, 2004
(Principal Financial Officer)
David Schlachet

/s/ Marshall Butler	Director	November 16, 2004

Marshall Butler

/s/ Dr. Hadar Ron	Director	November 16, 2004

Dr. Hadar Ron

/s/ Dr. Michael Anghel	Director	November 16, 2004

Dr. Michael Anghel

II-4

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

     Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Syneron Medical Ltd., has signed this registration statement or amendment thereto on November 16, 2004.

SYNERON, INC.

By:	/s/ Domenic Serafino

Name: Domenic Serafino
Title: President, Syneron, Inc.

INDEX TO EXHIBITS

Exhibit
Number	Document

5.1	Opinion of Primes, Shiloh, Givon, Meir - Law Firm

23.1	Consent of Primes, Shiloh, Givon, Meir - Law Firm (contained in Exhibit 5.1)

23.2	Consent of Kost Forer Gabbay & Kasierer

24.1	Power of Attorney (see Signature Page)